Exhibit 99.1
STONE ENERGY CORPORATION
Provides Investment Conference Schedule
LAFAYETTE, LA. April 12, 2010
     Stone Energy Corporation (NYSE:SGY) today announced that the Company will be presenting at several upcoming conferences. David H. Welch, the Company’s President and Chief Executive Officer, will present at the IPAA Oil & Gas Investment Symposium in New York at the Sheraton Hotel & Towers at 11:20 a.m. eastern time on Tuesday, April 13, 2010. A live webcast will be available in the “Event” section of the company’s website, www.stoneenergy.com, and the replay will be available one hour following the presentation. In addition, the presentation material will also be available in the “Event” section of the company’s website within 24 hours of the presentation.
     The Company also announced that Kenneth H. Beer, Senior Vice President and Chief Financial Officer, will present at the Capital One Southcoast Oil Day at the Pan American Life Center in New Orleans at 8:30 a.m. central time on Thursday, April 22, 2010. Mr. Beer will also present at the 14th Annual Burkenroad Reports Investment Conference at the Sheraton Hotel in New Orleans at 9:30 a.m. central time on Friday, April 23, 2010. The event is hosted by Tulane University’s Freeman School of Business and is free and open to the public.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.